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                                                                      APPENDIX C

                          JAECKLE, FLEISCHMANN & MUGEL
                         A T T O R N E Y S  A T  L A W

  FLEET BANK BUILDING   TWELVE FOUNTAIN PLAZA   BUFFALO, NEW YORK  14202-2292
                     TEL (716) 856-0600  FAX (716) 856-0432


              FORM OF TAX OPINION OF JAECKLE, FLEISCHMANN & MUGEL



                            __________________, 1995


LNH REIT, Inc.
300 One Jackson Place
188 East Capitol Street
Jackson, Mississippi  39201-2195

Ladies and Gentlemen:

                 We have acted as counsel to EastGroup Properties, a Maryland real estate investment trust ("EastGroup"), in connection with the transactions contemplated by the Agreement and Plan of Merger dated December 22, 1995 among EastGroup, LNH REIT, Inc., a Maryland corporation ("LNH"), and EastGroup-LNH Corporation, a Maryland corporation and wholly-owned subsidiary of EastGroup ("Sub"), (the "Agreement").

                 We have examined executed counterparts of the Agreement and have examined such other documents and records as we have deemed necessary and relevant for purposes hereof. We have relied on certificates of officers of EastGroup and Sub and on certificates of officers of LNH as well as upon information set forth in the Registration Statement on Form S-4 relating to the transactions contemplated by the Agreement and on representations of the parties set forth in the Agreement. We have assumed the genuineness of all signatures, the authenticity of all documents and records submitted to us as originals, the conformity to authentic original documents and records of all documents and records submitted to us as copies, and the truthfulness of all statements of fact contained therein.

                 In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered necessary and relevant. Based on the foregoing and subject to the limitations and assumptions set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that:

                 1. The merger of LNH with and into Sub (the "Merger"), will constitute a reorganization within the meaning of section 368(a) of the Code, and
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LNH REIT, Inc.
_______________, 1995
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                          EastGroup, LNH and Sub will each be a party to the
                          reorganization within the meaning of section 368(b) of the Code.

                 2. No gain or loss will be recognized by EastGroup, LNH or Sub in the Merger.

                 3. No gain or loss will be recognized by the holders of shares of common stock, $0.50 par value per share, of LNH ("LNH Shares"), upon their receipt of shares of beneficial interest, $1.00 par value per share, of EastGroup ("EastGroup Shares"), in exchange for their LNH Shares, except that holders of LNH Shares who receive cash proceeds from the sale of fractional interests in EastGroup Shares will recognize gain or loss equal to the difference between such proceeds and the tax basis allocated to their fractional share interests and such gain or loss will constitute capital gain or loss if their LNH Shares are held as a capital asset at the effective time of the Merger.

                 4. The aggregate tax basis of the EastGroup Shares (including fractional share interests treated as received) received by the holders of LNH Shares will be the same as the aggregate tax basis of their LNH Shares.

                 5. The holding period of the EastGroup Shares in the hands of the holders of LNH Shares will include the holding period of their LNH Shares, provided such LNH Shares are held as a capital asset at the effective time of the Merger.

                 Except as set forth above, we express no opinion as to the tax consequences, whether federal, state, local, or foreign, to any party of the Merger or of any transactions related to the Merger or contemplated by the Agreement. This opinion is being furnished to you in connection with the Merger and may not be used or relied upon for any other purpose. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to its attachment as an exhibit to the Proxy Statement/Prospectus contained therein, as well as to the reference to this opinion therein.

                                                   Very truly yours,

                                                   JAECKLE, FLEISCHMANN & MUGEL